EXHIBIT 23.1
                                                              ------------


                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Laboratory Corporation of America Holdings on Forms S-8 (No. 33-43006, No. 33-55065, No. 33-62913, No. 333-17793, No. 333-39731 and No. 333-39735)
and Form S-3 (No. 33-22427) and of National Health Laboratories Holdings, Inc. on Forms S-3/S-4 (No. 33-58307 and No. 33-58775) of our report dated February 12, 1999, on our audits of the consolidated financial statements and financial statement schedule of Laboratory Corporation of America Holdings as of December 31, 1998 and 1997, and for the years then ended, which report is included in this Annual Report on Form 10-K.





PricewaterhouseCoopers  LLP
Charlotte, North Carolina
March 8, 1999